Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-146214 and No. 333-220553) on Form S-8 of Sierra Bancorp and Subsidiary of our report dated March 3, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Sierra Bancorp and Subsidiary, appearing in this Annual Report on Form 10-K of Sierra Bancorp and Subsidiary for the year ended December 31, 2024.

/s/RSM US LLP

Las Vegas, Nevada

March 3, 2025